Exhibit 10.27

Akamai Technologies, Inc.             Form of 2014 Executive Bonus Plan

Name:                                 Performance Period: FY 2014
Title:

This 2014 Executive Bonus Plan sets forth your annual compensation for 2014 based on the achievement of certain corporate and individual performance objectives. In order to receive your annual cash incentive bonus, you must be an employee and a member of the CEO’s staff throughout all of 2014 and the corporate and individual objectives must be met, as described more thoroughly below. The Compensation Committee will resolve all questions arising in the administration, interpretation and application of this plan, and the Compensation Committee’s determination will be final and binding on all concerned. Where permitted by applicable law, the Compensation Committee reserves the right to modify, at its discretion and at any time, the terms of this plan, including, but not limited to, the performance objectives, targets, and payouts.

Annual Compensation Levels at Target Performance

Base salary:	$____________
Annual cash incentive bonus at target:	$____________
Total Cash Compensation at target:	$____________
Performance Objectives/Targets

Your 2014 cash incentive bonus is comprised of three components: corporate financial performance during Fiscal Year 2014 against a revenue target (40%) (the “Revenue Component”), corporate financial performance during Fiscal Year 2014 against a non-GAAP operating income target (40%) (the “Operating Income Component” and together with the Revenue Component, the “Financial Components”) and individual 2014 performance goals As established by the Chief Executive Officer or, in the case of the CEO, the Compensation Committee. (20%) (the “MBO Component”) *.

The method for calculating corporate financial performance used to determine the Financial Components is described in the attached Schedule 1. In the event of any question as to whether the components of the Financial Components have been satisfied, the Compensation Committee shall make such determination. The amounts payable to you under the Financial Components are as follows:

For performance at intermediate percentages not specified, the amount paid shall be calculated based on where actual performance falls on the “slope” between the two identified tiers.

Akamai Performance Against Target from Schedule 1 **	Amount Payable to You
95% of Target	25% of Component ($_____________)
99% of Target	90% of Component ($_____________)
100% of Target	100% of Component ($_____________)
101% of Target	110% of Component ($_____________)
105% of Target	200% of Component ($_____________)

The amount payable under the MBO Component ranges from 0% to 100% of that target ($0 up to $___________) based on the determination of whether individual objectives have been met by you. The Chief Executive Officer shall make such determination and shall report such determination to the Compensation Committee. The Compensation Committee shall retain the right, exercisable in its discretion, to overrule the determination of the Chief Executive Officer and make an independent and binding determination as to whether you have achieved your individual objectives ***. Subject to the foregoing, the Chief Executive Officer’s determination will be final and binding on all concerned. In the case of the Chief Executive Officer, the Board of Directors shall make the determination as to whether his individual performance objectives have been met. The determination of the Board of Directors will be final and binding on all concerned. Performance above the maximum may result in higher reward at the sole discretion of the Compensation Committee.

The payment of any annual incentive bonus will be made within thirty (30) days following the filing of Akamai’s SEC 10-K filing for FY 2014 but no later than March 15, 2015.

Acceptance:        __________________________            ________________
        Date

Approved by:        __________________________            ________________
Date

*     As established by the Chief Executive Officer or, in the case of the CEO, the Compensation Committee.
**     For performance at intermediate percentages not specified, the amount paid shall be calculated based on where actual performance falls on the “slope” between the two identified tiers.
***    In the case of the Chief Executive Officer, the Board of Directors shall make the determination as to whether his individual performance objectives have been met. The determination of the Board of Directors will be final and binding on all concerned.

SCHEDULE 1
CORPORATE FINANCIAL PERFORMANCE MEASUREMENT METHODOLOGY
A.    Overview; Definitions

The target amount for payment at 100% of the Revenue Component is $____ million. The target amount for payment at 100% of the Non-GAAP Operating Income Component is $___ million.

For purposes of this Agreement, such metrics shall have the following meanings:

“Revenue” shall mean the Company’s consolidated revenue for fiscal year 2014 calculated in accordance with generally accepted accounting principles in the United States (US) of America. Revenue will be adjusted for constant currency, defined as revenue denominated in US dollars plus revenue denominated in foreign currencies converted to US dollars at 2014 budgeted foreign currency exchange rates.

“Non-GAAP Operating Income” shall mean the Company’s consolidated annual operating income for fiscal year 2014, which is income from operations before income taxes interest income and other income/expense, adjusted for items excluded by the Company in determining non-GAAP earnings including amortization of intangible assets, equity-related compensation, restructuring charges and benefits, certain gains and losses on equity investments and acquisition and divestiture-related expenses. Non-GAAP operating income will be adjusted for constant currency.

If, on December 31, 2014, the Company is required to make periodic reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K shall constitute its “Public Company Financial Statements” and shall apply. If, on December 31, 2014, the Company is not required to make periodic reports under the Exchange Act, the Company’s regularly prepared annual audited financial statements prepared by management shall be its “Private Company Financial Statements” and shall apply. The Public Company Financial Statements or Private Company Financial Statements, as applicable, may be referred to herein as the “2014 Financial Statements.”

B.    Effect of an Acquisition or Disposition by Akamai

In the event that Akamai closes an Acquisition Transaction or Disposition Transaction during 2014, the Compensation Committee shall make adjustments to affected performance targets to give effect to the expected impact on such targets of the applicable Acquisition Transaction or Disposition Transaction (including whether it is accretive or not) based on management’s good faith estimate of the projected impact as presented to the Board of Directors and/or Compensation Committee. An “Acquisition Transaction” means (i) the purchase of more than 50% of the voting power of an entity, (ii) any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution or share exchange involving Akamai and an entity not previously owned by Akamai, or (iii) the purchase or other acquisition (including, without limitation, via license outside of the ordinary course of business or joint venture) of assets that constitute more than 50% of another entity’s total assets or assets that account for more than 50% of the consolidated net revenues or net income of such entity. A “Disposition Transaction” means the sale of a division, business unit or set of business operations and/or related assets to a third party.

All determinations of the Compensation Committee regarding the estimated impact of an Acquisition Transaction shall be final, binding and non-appealable. The cumulative impact of all Acquisition Transactions shall be set forth in a statement delivered upon payment, if any, of the bonus contemplated by this plan. This plan shall be deemed to be automatically amended, without further action by the Company or the executive, to give effect to any adjustments required by this Section B.